AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 14, 2010

                                                   REGISTRATION NO. 333-________

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   ----------

                                    FORM S-8
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                   ----------

                            EZCHIP SEMICONDUCTOR LTD.
             (Exact name of registrant as specified in its charter)

               ISRAEL                                NOT APPLICABLE
  (State or other jurisdiction of         (I.R.S. Employer Identification No.)
   incorporation or organization)

                                1 HATAMAR STREET
                                   PO BOX 527
                              YOKNEAM 20692, ISRAEL
               (Address of Principal Executive Offices) (Zip Code)

                             2009 ISRAEL EQUITY PLAN
                            (Full title of the plan)

                              PUGLISI & ASSOCIATES
                          850 LIBRARY AVENUE, SUITE 204
                                  P.O. BOX 885
                             NEWARK, DELAWARE 19715
                     (Name and address of agent for service)

                               TEL. (302) 738-6680
          (Telephone number, including area code, of agent for service)

                                   Copies to:

         AARON M. LAMPERT, ADV.                    STEVEN J. GLUSBAND, ESQ.
         TUVIA J. GEFFEN, ADV.                   CARTER LEDYARD & MILBURN LLP
        NASCHITZ, BRANDES & CO.                         2 WALL STREET
             5 TUVAL STREET                           NEW YORK, NY 10005
         TEL-AVIV 67897, ISRAEL                       TEL: 212-238-8605
          TEL: 972 3-623-5000                         FAX: 212-732-3232
          FAX: 972 3-623-5005

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definition of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

     Large Accelerated filer [_]            Accelerated filer [X]

     Non-accelerated filer [_]              Smaller Reporting Company [_]

                         CALCULATION OF REGISTRATION FEE

                                                 PROPOSED MAXIMUM       PROPOSED MAXIMUM
TITLE OF SECURITIES TO BE        AMOUNT TO BE      OFFERING PRICE      AGGREGATE OFFERING     AMOUNT OF
REGISTERED                      REGISTERED (1)       PER SHARE                PRICE       REGISTRATION FEE (2)
---------------------------      ------------       ------------          ------------       ------------
Ordinary Shares, par value
NIS 0.02 per share                    100,000(3)    $      12.51(4)       $  1,251,000       $         89

Ordinary Shares, par value
NIS 0.02 per share                    337,589(5)    $       1.52(6)       $    513,135       $         37

Ordinary Shares, par value
NIS 0.02 per share                    628,588(5)    $       2.81(6)       $  1,766,332       $        126

Ordinary Shares, par value
NIS 0.02 per share                     51,996(5)    $       2.89(6)       $    150,268       $         11

Ordinary Shares, par value
NIS 0.02 per share                    184,857(5)    $       2.96(6)       $    547,177       $         39

Ordinary Shares, par value
NIS 0.02 per share                    120,952(5)    $       3.04(6)       $    367,694       $         26

Ordinary Shares, par value
NIS 0.02 per share                    166,397(5)    $       3.12(6)       $    519,159       $         37

Ordinary Shares, par value
NIS 0.02 per share                     14,994(5)    $       3.80(6)       $     56,977       $          4

Total                               1,605,373                N/A          $  5,171,742       $        369

     (1) In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended, this Registration Statement also covers an indeterminate number of shares of the Registrant's ordinary shares, par value NIS
          0.02 per share (the "Ordinary Shares") that may be offered or issued pursuant to the Registrant's 2009 Israel Equity Plan (the "2009 Plan") by reason of stock splits, stock dividends or similar transactions.

     (2) Calculated pursuant to Section 6(b) of the Securities Act of 1933, as amended, as follows: proposed maximum aggregate offering price multiplied by .0000713.

     (3) Issuable under options that may be granted in the future under the Registrant's 2009 Plan.

     (4) Pursuant to Rule 457(h) and (c) under the Securities Act of 1933, as amended, the proposed maximum offering price per share is calculated based on the average of the daily high and low sale prices ($12.76 and $12.26) of the Ordinary Shares, as quoted on the NASDAQ Global Market on January 8, 2010.

     (5) Issuable under options previously granted under the Registrant's 2009 Plan.

     (6) Pursuant to Rule 457(h) under the Securities Act of 1933, as amended, in the case of Ordinary Shares purchasable upon exercise of outstanding options, the proposed maximum offering price is the exercise price provided for in the respective option grant.

                             ---------------------

THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE IMMEDIATELY UPON FILING AS PROVIDED IN RULE 462 UNDER THE SECURITIES ACT OF 1933.


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


                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

     The documents containing the information specified in Part I of this registration statement on Form S-8 (this "Registration Statement") will be sent to or given to participants in the EZchip Semiconductor Ltd. 2009 Israel Equity Plan as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the "Securities Act"). In accordance with the instructions to Part I of Form S-8, such documents will not be filed with the Securities and Exchange Commission (the "Commission") either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute the prospectus as required by Section 10(a) of the Securities Act.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

     The Registrant hereby incorporates by reference into this Registration Statement the following documents filed with the Commission pursuant to the Securities and Exchange Act, as amended (the "Exchange Act") (Commission File No. 000-20860):

     (a) The Registrant's Annual Report on Form 20-F for the fiscal year ended December 31, 2008;

     (b) The Registrant's Reports on Form 6-K furnished to the Commission on March 31, 2009, May 7, 2009, July 14, 2009, July 28, 2009, August 3,
          2009, August 4, 2009, August 12, 2009, September 3, 2009, September 24, 2009, October 29, 2009, December 17, 2009 and January 14, 2010;
          and

     (c) The description of the Registrant's ordinary shares contained in the Registrant's Annual Report on Form 20-F for the year ended December 31, 2008.

     In addition, all documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, and all Reports on Form 6-K submitted to the Commission subsequent to the date hereof, to the extent that such Reports indicate that information therein is incorporated by reference into the Registrant's Registration Statements on Form S-8, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part of this Registration Statement from the date of filing of such documents.

ITEM 4. DESCRIPTION OF SECURITIES.

     Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

     Not applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

EXCULPATION OF OFFICE HOLDERS

     Under the Israeli Companies Law, 5759-1999, or the Israeli Companies Law, a company may, if permitted by its articles of association, exculpate an office holder from a breach of duty of care in advance of that breach. The Registrant's articles of association provide for exculpation both in advance or retroactively, to the extent permitted under Israeli law. A company may not exculpate an office holder from a breach of duty of loyalty towards the company or from a breach of duty of care concerning dividend distribution or a purchase of the company's shares by the company or other entities controlled by the company.

INDEMNIFICATION OF OFFICE HOLDERS

     Under the Israeli Companies Law, a company may, if permitted by its articles of association, indemnify an office holder for any of the following liabilities or expenses that they may incur due to an act performed or failure to act in his or her capacity as the company's office holder:

     o monetary liability imposed on the office holder in favor of a third party in a judgment, including a settlement or an arbitral award confirmed by a court;

     o reasonable legal costs, including attorneys' fees, expended by an office holder as a result of an investigation or proceeding instituted against the office holder by a competent authority, provided that such investigation or proceeding concludes without the filing of an indictment against the office holder and either: no financial liability was imposed on the office holder in lieu of criminal proceedings, or a financial liability was imposed on the office holder in lieu of criminal proceedings with respect to an alleged criminal offense that does not require proof of criminal intent; and

     o reasonable legal costs, including attorneys' fees, expended by the office holder or for which the office holder is charged by a court:

          o in an action brought against the office holder by the company, on behalf of the company or on behalf of a third party,

          o in a criminal action from which the office holder is acquitted, or

          o in a criminal action in which the office holder is convicted of a criminal offense which does not require proof of criminal intent.

     A company may indemnify an office holder in respect of these liabilities either in advance of an event or following an event. If a company undertakes to indemnify an office holder in advance of an event, the indemnification, other than legal costs, must be limited to foreseeable events in light of the company's actual activities when the company undertook such indemnification, and reasonable amounts or standards, as determined by the board of directors.

INSURANCE OF OFFICE HOLDERS

     Under the Israeli Companies Law, a company may, if permitted by its articles of association, obtain insurance for an office holder against liabilities incurred in his or her capacity as an office holder. These liabilities include a breach of duty of care to the company or a third-party, a breach of duty of loyalty, subject to the exceptions referred to above, and any monetary liability imposed on the office holder in favor of a third-party.

LIMITATIONS ON EXCULPATION, INSURANCE AND INDEMNIFICATION

     Under the Israeli Companies Law, a company may indemnify or insure an office holder against a breach of duty of loyalty only to the extent that the office holder acted in good faith and had reasonable grounds to assume that the action would not prejudice the company. In addition to the exceptions referred to above under "- Indemnification of Office Holders", a company may not indemnify, insure or exculpate an office holder against a breach of duty of care if committed intentionally or recklessly (excluding mere negligence), or committed with the intent to derive an unlawful personal gain, or for a fine or forfeit levied against the office holder in connection with a criminal offense.

     Pursuant to the Israeli Companies Law, exculpation of, procurement of insurance coverage for, and an undertaking to indemnify or indemnification of, the Registrant's office holders must be approved by the Registrant's audit committee and the Registrant's board of directors and, if the office holder is a director, also by the Registrant's shareholders.

     The term "office holder" of a company includes any person who, either formally or in substance, serves as a director, general manager or chief executive officer, or other executive officer who reports directly to the general manager or chief executive officer of a company.

     The Registrant's articles of association allow the Registrant to indemnify, exculpate and insure its office holders to the fullest extent permitted under the Israeli Companies Law, provided that procuring this insurance or providing this indemnification or exculpation is approved by the audit committee and the board of directors, as well as by the shareholders if the office holder is a director. The Registrant's audit committee, board of directors and shareholders have resolved to indemnify its directors and officers to the extent permitted by law and by its articles of association for liabilities not covered by insurance, that are of certain enumerated types of events, and subject to limitations as to amount.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

     Not applicable.

ITEM 8.  EXHIBITS.

     4.1       Memorandum of Association of the Registrant (1)

     4.2       Amended and Restated Articles of Association of the Registrant
               (2)

     4.3       Certificate of Name Change of the Registrant (translated from
               Hebrew) (3)

     4.4       2009 Israel Equity Plan

     5         Opinion of Naschitz, Brandes & Co., Advocates

     23.1      Consent of Naschitz, Brandes & Co., Advocates (contained in
               Exhibit 5)

     23.2 Consent of Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global

     24        Power of Attorney (included as part of this Registration
               Statement)

     ---------------

     (1) Filed as Exhibit 3.1 to the Registrant's Registration Statement on Form F-1, registration number 33-52676, filed with the Commission, and incorporated herein by reference.

     (2) Filed as Exhibit 1.2 to the Registrant's Annual Report on Form 20-F for the year ended December 31, 2007, and incorporated herein by reference.

     (3) Filed as Exhibit 1.3 to the Registrant's Annual Report on Form 20-F for the year ended December 31, 2008, filed with the Commission on March 30, 2009, and incorporated herein by reference.

ITEM 9.  UNDERTAKINGS.

     (a) The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

          (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (5) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

          (ii) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

     (h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant and expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Yokneam, Israel on January 14, 2010.


                                                     EZCHIP SEMICONDUCTOR LTD.

                                                     By: /s/ Eli Fruchter
                                                     --------------------
                                                     Eli Fruchter
                                                     Principal Executive Officer

                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Eli Fruchter and Dror Israel and each of them severally, his true and lawful attorney-in-fact, and agent each with power to act with or without the other, and with full power of substitution and resubstitution, to execute in the name of such person, in his capacity as a director or officer of EZchip Semiconductor Ltd., any and all amendments to this Registration Statement on Form S-8 and all instruments necessary or incidental in connection therewith, and to file the same with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or their substitutes, may do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed on January 14, 2010, by the following persons in the capacities indicated.

SIGNATURE                         TITLE

/s/ Benny Hanigal                 Chairman of the Board of Directors
--------------------
Benny Hanigal

/s/ Eli Fruchter                  Principal Executive Officer and Director
--------------------
Eli Fruchter


/s/ Dror Israel                   Chief Accounting and Financial Officer
--------------------
Dror Israel


/s/ Prof. Ran Giladi              Director
--------------------
Prof. Ran Giladi


/s/ Karen Sarid                   Director
--------------------
Karen Sarid


/s/ Shai Saul                     Director
--------------------
Shai Saul

/s/ David Schlachet               Director
--------------------
David Schlachet


Puglisi & Associates              Authorized Representative in the United States

By: /s/ Gregory F. Lavelle
--------------------------
Gregory F. Lavelle
Managing Director